As filed with the Securities and Exchange Commission on April 13, 2011

Registration No.

33-61853

333-51790

333-63802

333-109179

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 33-61853

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-51790

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-63802

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-109179

UNDER

THE SECURITIES ACT OF 1933

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	06-1047163
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

500 Kendall Street

Cambridge, Massachusetts

(617) 252-7500

(Address, including Zip Code, Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Peter Wirth

Executive Vice President

Genzyme Corporation

500 Kendall Street

Cambridge, Massachusetts 02142

(617) 252-7500

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copy to:

Michael J. Aiello, Esq.

Jaclyn L. Cohen, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Genzyme Corporation, a Massachusetts corporation (the “Company”), remove from registration all securities registered under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-3 (No. 33-61853), pertaining to the registration of 33,945 shares of Genzyme General Division Common Stock, $0.01 par value, of the Company, which was filed with the Commission on August 16, 1995.

•

Registration Statement on Form S-3 (No. 333-51790), pertaining to the registration of 224,093 shares of Genzyme General Division Common Stock, $0.01 par value, which was filed with the Commission on December 14, 2000, as amended by Pre-Effective Amendment No. 1, which was filed on May 25, 2001.

•

Registration Statement on Form S-3 (No. 333-63802), pertaining to the registration of 358,100 shares of Genzyme Biosurgery Division Common Stock, $0.01 par value, which was filed with the Commission on June 25, 2001.

•

Registration Statement on Form S-3 (No. 333-109179), pertaining to the registration of 16,202 shares of Genzyme General Division Common Stock, $0.01 par value, which was filed with the Commission on September 26, 2003.

On February 16, 2011, the Company entered into an Agreement and Plan of Merger with sanofi-aventis, a French société anonyme (“Parent”), and GC Merger Corp., a Massachusetts corporation (the “Purchaser”) and a direct wholly-owned subsidiary of Parent, providing for, among other things, the merger of the Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation as a direct wholly-owned subsidiary of Parent. The Merger became effective at 2:39 p.m., on April 8, 2011 (the “Effective Time”), pursuant to the Articles of Merger filed with the Secretary of the Commonwealth of Massachusetts.

The Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on this 13th day of April, 2011.

GENZYME CORPORATION

By:	/s/ Christopher Viehbacher
	Name:	Christopher Viehbacher
	Title:	President and Chief Executive Officer

Pursuant to the requirements of Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-3 have been signed by the following persons on this 13th day of April, 2011 in the capacities indicated.

Signature	Title

/s/ Christopher Viehbacher Christopher Viehbacher	Director and Principal Executive Officer

/s/ Michael S. Wyzga Michael S. Wyzga	Principal Financial Officer

/s/ Jason A. Amello Jason A. Amello	Corporate Controller and Principal Accounting Officer

/s/ Gregory Irace Gregory Irace	Director

/s/ Paul Chew Paul Chew	Director